Exhibit 10.2

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is by and between Lennox International Inc., a Delaware corporation (the “Company”), and                      (the “Executive”), dated as of the 7th day of December, 2007.

WHEREAS, the Company and the Executive executed that certain Employment Agreement dated as of                      (as amended from time to time, the “Agreement”; capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement); and

WHEREAS, Section 409A of the Internal Revenue Code (“Section 409A”) imposes new requirements for certain nonqualified deferred compensation arrangements; and

WHEREAS, the Internal Revenue Service in April 2007 published final regulations under Section 409A; and

WHEREAS, the Company has determined that amending certain of the Company’s plans, agreements and programs containing nonqualified deferred compensation arrangements is necessary to comply with the new requirements under Section 409A; and

WHEREAS, Executive and the Company desire that certain changes be made to the Agreement to comply with the new requirements under Section 409A.

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree has follows:

1. Exhibit C – Severance Terms. Exhibit C of the Agreement shall be revised and replaced with the provision set forth below:

“EXHIBIT C

SEVERANCE TERMS

1.
Effect of Protective Covenants. The provisions of Paragraphs C2(a)-(d) of Exhibit A of this Agreement will continue in full force and effect regardless of whether Employee continues to be employed by Lennox and regardless of the reason Employee’s employment is terminated and regardless of the severance compensation to which Employee is entitled as set forth below, if any.

2.
Normal Severance Compensation. Should Employee be terminated by Lennox prior to the expiration of the term specified in Section 2 of the body of the Agreement or the Agreement is not renewed by Lennox for any reason other than for Cause as defined in Section B.3 of Exhibit A, and provided the Employee does not elect and qualify for the Enhanced Severance Payment described in Section 3 of Exhibit C set forth below, Employee will be entitled to receive monthly payments of the greater of the Employee’s Monthly Base Salary for the remainder of the Agreement’s term or three months of Employee’s Monthly Base Salary; provided that (i) if more that six months severance is required, the first six such monthly payments shall be paid in a lump sum on the date six months, two days after the date of termination, and the remaining severance payments paid monthly thereafter, or, (ii) if there are fewer than six monthly payments, all such monthly payments, shall be payable in a lump sum on the date six months, two days after the date of termination. Any such payments shall be in addition to any other compensation or benefits applicable to an employee at Employee’s level to the extent the Employee would be eligible for such compensation or benefits under the terms of those formal programs which are applicable to all employees at Employee’s level in effect at the time of termination and, for any benefits which continue after termination, subject to any modification which is made to such programs applicable to the all of the participants at such time.

3.
Enhanced Severance Benefits. If Lennox terminates an Employee other than for Cause (including Lennox’ non-renewal of the Agreement) and that Employee elects and meets the conditions of this Paragraph 3 of Exhibit C, Lennox agrees to pay an Enhanced Severance Payment and provide the other benefits described below (“Enhanced Severance Benefits”). The Employee must agree to execute a written General Release of any and all possible claims against Lennox existing at the time of termination in exchange for which Lennox agrees to the following severance provisions:

(i)
Severance Payment. Lennox agrees to pay Employee’s Monthly Base Salary for a period of 12 months following the date of termination, if the termination occurs within the first three years of the Employee’s employment or if it occurs thereafter, 24 months; provided that the first six such monthly payments shall be payable in a lump sum on the date six months, two days after the date of termination. In addition, Lennox agrees to pay to the Employee, on the date six months, two days after the date of termination, in a lump sum, the total of any short-term bonus payments actually paid to the Employee over the twelve (12) month period prior to the date of termination, if the termination occurs within the first three years of the Employee’s employment or if it occurs thereafter, over the twenty four (24) month period. The severance payments will be paid in accordance with the regular payroll policies of Lennox then in effect and each installment will be subject to regular payroll deductions and all applicable taxes.

(ii)
Perquisites. In addition to (i) above, Employee will receive on the date six months, two days after the date of termination, in a lump sum, a payment of a sum equal to 10% of the Employee’s Annual Base Salary in effect at the time of termination in lieu of the continuation of or payment for any perquisites, including, without limitation, automobile, club membership, tax preparation, physical examination or others being received by the Employee at the time of termination.

(iii)
COBRA Continuation. Lennox agrees to pay COBRA premiums to allow Employee to continue to participate in Lennox group health plan on the same terms as other Lennox employees for up to 18 months while Employee is unemployed and not eligible for other group health insurance coverage. Should Employee remain unemployed at the end of 18 months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months for his or her use in obtaining health insurance coverage outside the group health plan.

(iv)
Outplacement. Lennox agrees to provide Employee with outplacement services in accordance with Lennox’ then applicable policy; provided that such outplacement expense is paid by the Company no later than the end of the second calendar year following the calendar year in which the date of termination occurred. Should Employee elect not to receive outplacement services, then in lieu of such outplacement services, Lennox agrees to pay Employee a lump sum payment of 10% of Employee’s Annual Base Salary on the date six months, two day after the date of termination.

(v)
Death Benefit. Employee’s beneficiary, as set forth in Exhibit D, will receive, in a lump sum, a death benefit equivalent to six months of Employee’s Monthly Base Salary in the event that the Employee should die during the period in which the Employee is entitled to any severance payment described above.

4.
Section 409A; Payments to be Separate. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner to give effect to such intention. The parties shall, if necessary, amend the terms of this Agreement to the limited extent necessary in order to comply with the requirements of Section 409A. Each payment due hereunder will be considered to be separate payments due to Employee and not one of a series of payments for purposes of Section 409A.

Nothing herein shall be construed to limit Employee’s right to receive any benefits and entitlements under Lennox’ ERISA or other employee benefit plans, with all such benefits being received by the Employee only to the extent allowed by and subject to the terms of any such plan as it may from time to time exist or be modified. Further, this Agreement is not intended and the parties agree that it will not be interpreted as creating any obligation for Lennox to create or maintain any employee benefit, compensation, perquisite or other plan, policy or program for its employees and Lennox retains the sole discretion to eliminate or modify any existing plan, program or policy as it deems to be appropriate.”

2. Other Provisions Not Changed. The Agreement, except as modified in this Amendment to Employment Agreement, shall be and remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LENNOX INTERNATIONAL INC.

By:
Name:
Title:

EXECUTIVE

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